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                                                                    EXHIBIT 10.2


                          EMPLOYEE BENEFITS AGREEMENT

          THIS EMPLOYEE BENEFITS AGREEMENT ("Agreement") is made as of the 15th day of Janaury 2002 by and between Dover Downs Entertainment, Inc., a Delaware corporation ("DVD") and Dover Downs Gaming & Entertainment, Inc., a Delaware corporation ("Gaming & Entertainment").

                                    RECITALS

          WHEREAS, Dover Downs, Inc., a Delaware corporation ("Slots") is a wholly-owned subsidiary of DVD and a member of a Controlled Group (as hereinafter defined) that includes DVD;

          WHEREAS, DVD has formed Gaming & Entertainment as a wholly-owned subsidiary of DVD and the board of directors of DVD has approved the transfer, as a capital contribution, of all of the issued and outstanding capital stock of Slots to Gaming & Entertainment, followed by the distribution of all of the issued and outstanding shares of capital stock of Gaming & Entertainment to the holders of the issued and outstanding shares of capital stock of DVD ("the Spinoff");

          WHEREAS, the parties desire to set forth the terms and conditions pursuant to which Gaming & Entertainment and/or Slots shall provide various employee benefits to those Employees (as hereinafter defined) who remain employed by Slots on the Spinoff Date or who become employed by Gaming & Entertainment on the Spinoff Date or who thereafter become employed by Slots, Gaming & Entertainment or any subsidiary of Gaming & Entertainment;

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

          1.1 GENERAL. As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Action: any demand, action or cause of action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal related to, arising out of or resulting from any employee liability.

          Affiliate: with respect to any specified person, a person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control
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with, such specified person; provided, that DVD and Gaming & Entertainment shall be deemed not to be Affiliates of each other for purposes of this Agreement.

          Code: the Internal Revenue Code of 1986, as it may be amended or recodified from time to time.

          Controlled Group: two or more business entities affiliated within the meaning of Code Sections 414(b), 414(c), 414(m) and/or 414(o).

          Dual Employee: An Employee of DVD immediately prior to the Spinoff Date who, on or after the Spinoff Date, becomes an Employee of Games and Entertainment while remaining an Employee of DVD or Slots.

          Employee Benefit Plans: (i) any severance, disability, cafeteria, bonus, stock option, stock appreciation, stock purchase, deferred compensation, or similar types of plans, agreements, policies or arrangements that currently are established, maintained or contributed to by DVD or Slots for the benefit of any former or present employees or their beneficiaries, dependents or spouses, and (ii) any employee welfare and employee pension benefit plans (as such terms are defined in Section 3(l) and 3(2), respectively, of ERISA) which are applicable to former or present Employees or their beneficiaries, dependents or spouses, and that currently are established, maintained or contributed to by DVD or Slots.

          Employee/labor Law: any federal, state, local or municipal law (including common law), statute, ordinance, regulation, order, decree, judgment, decision, ruling, permit or authorization (each as may be in effect, applicable and binding, from time to time) relating or applicable to the work place or to the employer/employee relationship including, without limitation, any of the foregoing relating or applicable to wage and hour claims, collective bargaining and labor laws, ERISA-governed employee benefit and welfare plans, federal, state and local tax withholding and payment rules and regulations, workers' compensation and similar laws, accrued vacation statutes, and sexual harassment and anti-discrimination laws.

          Employee Liability: any and all debts, charges, liabilities, warranties and obligations (of any nature or type whatsoever regardless of when arising), whether accrued, contingent or reflected on a balance sheet including, without limitation, liability for administrative, civil or criminal penalties or forfeitures, and attorneys' fees or other costs of defending an Action or a claim of Employee Liability under any Employee/Labor Law.

          Employees: Employees of Slots, Gaming & Entertainment or any of its subsidiaries on and after the Spinoff Date.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          Spinoff Date: The date the Spinoff is effective.

          1.2 OTHER DEFINITIONS. Capitalized terms not specifically defined herein shall have the meanings ascribed thereto in the Agreement Regarding Distribution and

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Plan of Reorganization of even date herewith by and between DVD and Gaming &
Entertainment.

                                   ARTICLE 2

                                   EMPLOYEES

          2.1 CONDITIONS OF EMPLOYMENT. (a) Nothing in this Agreement shall require either Gaming & Entertainment or Slots to employ any person on or after the Spinoff Date; and (b) nothing in this Agreement shall be interpreted to prohibit or otherwise restrict Gaming & Entertainment or Slots from terminating the employment of any Employee, or from changing the salary or wage range, grade level or location of employment of any Employee, in accordance with their respective personnel policies and procedures following the Spinoff Date. Without limiting the generality of Section 5.9 hereof, no Employee or other person shall have any rights as a third party beneficiary under this Agreement.

          2.2 CERTAIN PAYROLL DEDUCTIONS. Effective as of the Spinoff Date, to the extent (if any) required by applicable law, Gaming & Entertainment and/or Slots will assume DVD's obligation to comply with any garnishment order applicable to any Employee. Furthermore, if an Employee has any outstanding liability or obligation to DVD (for example, salary advances) which existed on the Spinoff Date, which has resulted in a special payroll deduction for such Employee, then, to the extent permitted under applicable law, Gaming & Entertainment and/or Slots will withhold such amounts for DVD's benefit from the Employee's compensation earned subsequent to the Spinoff Date. DVD will provide the special payroll deduction information or garnishment information at least fifteen (15) days prior to the date Gaming & Entertainment and/or Slots assumes payroll-processing responsibility for an Employee.

                                   ARTICLE 3

                             EMPLOYEE BENEFIT PLANS

          3.1 WELFARE BENEFIT PLANS. DVD maintains various welfare benefits plans (as defined by Section 3(l) of ERISA). As of the date of the Spinoff, or as soon thereafter as is reasonably practicable, Gaming & Entertainment shall establish its own welfare benefits plans so that following the Spinoff, DVD and Gaming & Entertainment will each continue to sponsor their own separate welfare benefit plans, including medical and life insurance and disability benefits. With respect to Dual Employees, DVD and Gaming & Entertainment will determine which welfare benefit plans these employees will be permitted to participate in.

          3.2 VACATION, HOLIDAY, SICK LEAVE AND SHORT-TERM DISABILITY POLICIES. Gaming & Entertainment shall credit all Employees (other than Dual Employees) for any accrued vacation, holiday and sick leave earned but not taken by such Employees with respect to their employment with DVD and/or Slots in the current year through the Spinoff Date; and Gaming & Entertainment shall be solely responsible for payment of such vacation, holiday and sick leave, and shall indemnify DVD and its Affiliates with respect to any

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liability therefore. Any vacation, holiday or sick leave with respect to service on and after the Spinoff Date shall be credited in accordance with the vacation, holiday or sick leave policies adopted or maintained by Gaming & Entertainment effective on and after the Spinoff Date. If an Employee who transferred employment to Gaming & Entertainment is, on the Spinoff Date, on short-term disability or other approved leave of absence, Gaming & Entertainment shall assume responsibility for the payment of all benefits associated with such short-term disability or other approved leave of absence (including without limitation rights under the federal Family and Medical Leave Act) with respect to periods of time on and after the Spinoff Date and shall indemnify DVD and its Affiliates with respect to any liability therefore; provided that Gaming & Entertainment shall not provide lesser benefits than had been provided by DVD to such Employee with respect to any short-term disability or approved leave of absence existing at the Spinoff Date.

          3.3  DVD PENSION PLAN.

          (a) Effective for service on and after the Spinoff Date, Gaming & Entertainment shall establish its own defined benefit Pension Plan (the "Gaming & Entertainment Pension Plan"), the benefit formula under which shall be substantially similar to that under the DVD Pension Plan. The foregoing sentence shall not be construed to limit the ability of Gaming & Entertainment in the future to amend or terminate its Pension Plan. Such Gaming & Entertainment Pension Plan shall afford credit for eligibility and vesting purposes for service prior to the Spinoff Date with DVD and/or Slots as if such service were service with Gaming & Entertainment. Gaming & Entertainment will promptly submit the Gaming & Entertainment Pension Plan to the Internal Revenue Service for a determination of its tax-exempt status.

          (b) As soon as practicable following the Spinoff Date and the establishment of the Gaming & Entertainment Pension Plan in such form as will, in the opinion of counsel to DVD, be qualified under section 401(a) of the Code, DVD and Gaming & Entertainment will provide for the transfer of plan assets and the transfer of liabilities, with respect to Former DVD or Slots employees (other than Dual Employees) who will, immediately after the Spinoff Date, become Gaming & Entertainment Employees, from the DVD Pension Plan to the Gaming & Entertainment Pension Plan. The amount of assets to be so transferred shall be determined as of the Spinoff Date by the actuary of the DVD Pension Plan consistent with the requirements of Section 414(l) of the Code and the regulations thereunder relating to spinoffs and mergers (the "Transfer Amount"). The Transfer Amount shall be adjusted by an agreed upon interest for the period from the Spinoff Date to the actual date of transfer.

          (c) No transfer of assets and liabilities from the DVD Pension Plan shall take place with respect to Dual Employees. Each such Dual Employee will retain his or her benefit under the DVD Pension Plan (and be able to accrue additional benefits thereunder after the Spinoff Date with respect to his or her continuing service and compensation as a DVD Employee), and be eligible to accrue benefits under the Gaming & Entertainment Pension Plan with respect to service and compensation as a Gaming & Entertainment Employee.

          (d) Any administrative, legal and actuarial work necessary for the transfer of assets and liabilities from the DVD Pension Plan shall be provided and paid for by DVD and any

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administrative, legal and actuarial work necessary for the establishment of the
Gaming & Entertainment Pension Plan, and the submission of the Gaming & Entertainment Pension Plan to the Internal Revenue Service for the determination of its tax-exempt status, shall be provided and paid for by Gaming & Entertainment.

          3.4  DVD 401(K) PLAN.

          (a) Effective for service on and after the Spinoff Date, Gaming & Entertainment shall establish its own 401(k) Plan (the "Gaming and Entertainment 401(k) Plan), the contribution formula under which shall be substantially similar to that under the DVD 401(k) Plan. The foregoing sentence shall not be construed to limit the ability of Gaming & Entertainment in the future to amend or terminate its 401(k) Plan. Such Gaming & Entertainment 401(k) Plan shall afford credit for eligibility and vesting purposes for service prior to the Spinoff Date with DVD or Slots as if such service were service with Gaming & Entertainment. Gaming & Entertainment will promptly submit the Gaming & Entertainment 401(k) Plan to the Internal Revenue Service for a determination of its tax exempt status.

          (b) As soon as practicable following the Spinoff Date and the establishment of the Gaming & Entertainment 401(k) Plan in such form as will, in the opinion of counsel to DVD, be tax-qualified under sections 401(a) and 401(k) of the Code, DVD and Gaming & Entertainment will provide for the transfer of accounts of former DVD and Slots employees (but not Dual Employees) who will, immediately after the Spinoff Date, become employees of Gaming & Entertainment, from the DVD 401(k) Plan to the Gaming & Entertainment 401(k) Plan. The amounts so transferred shall equal the fair market value of each transferred participant's DVD 401(k) Plan account as of the valuation date immediately preceding the date of transfer ("transfer date"), which account shall be treated as fully vested as of the transfer date, and shall be adjusted to reflect any contributions, distributions, in-service withdrawals or participant loans contributed or received by the participant during the period between transfer date and the valuation date immediately preceding the transfer date. Assets shall be transferred entirely in (a) cash or other assets acceptable to the Gaming & Entertainment Plan's trustee and (b) notes which represent the participant loans of individuals whose DVD 401(k) Plan accounts are being transferred.

          (c) To the extent the investment options under the Gaming & Entertainment 401(k) Plan are the same as under the DVD 401(k) Plan, the accounts of participants described in subsection (b) will be transferred to and held in those same investment options under the Gaming & Entertainment 401(k) Plan. To the extent that investment options are different, participants' accounts will be either mapped into comparable investment options under the Gaming & Entertainment 401(k) Plan, or participants will be afforded the opportunity to choose the investment options into which their DVD 401(k) Plan account will be transferred, all as determined by the Plan administrator of the Gaming & Entertainment 401(k) Plan.

          (d) No transfer of account balances from the DVD 401(k) Plan shall take place with respect to Dual Employees. Each such Dual Employee will retain his or her account under the DVD 401(k) Plan and be able to continue to participate therein on and after the Spinoff Date with respect to his or her compensation as a DVD employee, and be eligible to participate, on

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and after the Spinoff Date, in the Gaming & Entertainment 401(k) Plan with respect to compensation as a Gaming & Entertainment Employee.

          (e) Any administrative and legal work necessary for the transfer shall be provided by DVD and any administrative and legal work necessary for the establishment of the Gaming & Entertainment 401(K) Plan shall be provided by Gaming & Entertainment.

          3.5 SEVERANCE LIABILITIES. Gaming & Entertainment acknowledges that the transactions contemplated by the Spinoff will not result in DVD being or becoming liable for any severance pay to any Employee and Gaming & Entertainment shall indemnify DVD in respect thereof.

          3.6  2002 EMPLOYEE STOCK INCENTIVE PLAN.

          (a) On or before the Spinoff Date, Gaming & Entertainment shall adopt the Dover Downs Gaming & Entertainment, Inc. 2002 Employee Stock Incentive Plan in a form substantially similar to the DVD Employees Stock Incentive Plan (the "Gaming & Entertainment 2002 Plan").

          (b) Following the completion of the Spinoff, Gaming & Entertainment Employees who are not also employees of DVD and have outstanding DVD options immediately prior to the effective date of the Spinoff will receive replacement options of Gaming & Entertainment under the Gaming & Entertainment 2002 Plan equivalent in value to the DVD stock options at such time as follows:

          Each Employee of Gaming & Entertainment with outstanding DVD options will be granted replacement Gaming & Entertainment options with the exercise price determined by multiplying the Average Percentage (as defined below) times the original exercise price, and the number of shares subject to such replacement grant determined by dividing the number of shares subject to options currently held by the Average Percentage. "Average Percentage" shall mean Gaming & Entertainment's opening stock price on the New York Stock Exchange ("NYSE") multiplied by .7, or if the Gaming & Entertainment common stock is not traded on the NYSE, such other exchange or quotation system on which it is traded, on the first trading day after the effective date of the Spinoff divided by the sum of
(i) the stock price of DVD and (ii) the stock price of Gaming & Entertainment multiplied by .7, in each case on the first trading day after the effective date of the Spinoff.

          (c) Each Dual Employee who holds outstanding DVD options will receive replacement grants for a certain number of such outstanding options under the Gaming & Entertainment 2002 Plan equivalent in value to the options surrendered for cancellation to DVD pursuant to the terms set forth in a Cancellation Agreement entered into by such Dual Employee and DVD. The number of DVD options to be surrendered in exchange for Gaming & Entertainment options shall be calculated by multiplying the number of such employees' DVD options by the Average Percentage defined in Section 3.6 (b) above.

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                                   ARTICLE 4

                                INDEMNIFICATION

          4.1 INDEMNIFICATION. In addition to the indemnity obligations set forth in Section 3.2 hereof, Gaming & Entertainment and/or Slots agree to indemnify, defend, reimburse and hold harmless DVD and its Affiliates, and the officers, directors, employees, agents and representatives of DVD and its Affiliates (each, a "DVD Indemnified Party"), from and against any and all Actions, assessments, losses, damages, liabilities, costs and reasonable expenses including, without limitation, interest, penalties, fines, excise taxes and reasonable attorneys' fees and expenses, asserted against or imposed upon or incurred by any DVD Indemnified Party which result from, arise out of or are related to any failure by Gaming & Entertainment and/or Slots to comply with the terms of this Employee Benefits Agreement. DVD agrees to indemnify, defend, reimburse and hold harmless Gaming & Entertainment and its Affiliates, and the officers, directors, employees, agents and representatives of said companies (each, a "Gaming & Entertainment Indemnified Party"), from and against any and all Actions, assessments, losses, damages, liabilities, costs and reasonable expenses including, without limitation, interest, penalties, fines, excise taxes and reasonable attorneys' fees and expenses, asserted against or imposed upon or incurred by any Gaming & Entertainment Indemnified Party which result from, arise out of or are related to any failure on the part of DVD to comply with the terms of this Employee Benefits Agreement.

          4.2 PROCEDURE FOR INDEMNIFICATION. In the event any action, suit or proceeding is brought pursuant to this Article 4 or Section 3.2 hereof, the parties shall comply with and be subject to the indemnification procedures set forth in the Distribution Agreement.

                                   ARTICLE 5

                                 MISCELLANEOUS

          5.1 BINDING AGREEMENT. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.

          5.2 ASSIGNMENT. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party hereto in its sole and absolute discretion. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

          5.3 NOTICES. All notices or other communications required or permitted to be given hereunder shall be made pursuant to the notice provisions set forth in the Distribution Agreement.

          5.4 NO WAIVER. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver, nor shall any waiver on the part of any party of any right, power or privilege operate as a waiver of any other right, power or

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privilege hereunder, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

          5.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement, and the agreements and other documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings, statements or representations, oral or in writing, of the parties relating thereto. This Agreement may be modified or amended only by written agreement of the parties. In addition to the foregoing, any amendment to this Agreement must, in the case of each of Gaming & Entertainment, DVD, and Slots, be approved by one of their respective elected officers, with their respective execution of such amendment to evidence conclusively such approval.

          5.6 SHARING OF INFORMATION. DVD and Gaming & Entertainment recognize that each of them will require certain information regarding employees of the other company or its subsidiaries, including without limitation information regarding past service and compensation information used to determine accrued benefits. Each agrees to provide the information requested by the other in good faith, and on a reasonably prompt basis.

          5.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

          5.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws) as to all matters including, without limitation, matters of validity, construction, effect, performance and remedies.

          5.9 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties and is not intended to confer upon any other person any rights or remedies hereunder.

          5.10 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          5.11 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The parties have made a good faith effort in this Agreement to provide for those issues involving employee benefits in the transaction which can be reasonably foreseen. The parties acknowledge that other

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such issues may arise, and they agree to work in good faith to resolve any differences which may arise.

          5.12 DISPUTES. Any disputes between the parties based upon, related to, or arising in connection with this Agreement shall be resolved in accordance with the dispute resolution procedure set forth in Section 13.10 of the Distribution Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

                                    Dover Downs Entertainment, Inc.

                                    By: /s/ Denis McGlynn
                                       -----------------------------------
                                    Name: Denis McGlynn
                                    Its: President

                                    Dover Downs Gaming & Entertainment, Inc.

                                    By: /s/ Denis McGlynn
                                       -----------------------------------
                                    Name: Denis McGlynn
                                    Its: President

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